Exhibit 99.1

RISK FACTORS

Investment in our common stock involves certain material risks. Before investing in our common stock, you should carefully consider the risks described below as well as the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. If any of these risks actually occur, our business, financial condition and results of operations could be adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Management and Our Relationship with Our Manager

We are managed by Cohen & Co. and are obligated to pay substantial fees and are subject to potential conflict of interest risks.

Following the merger, we assumed AFT’s management agreement with Cohen & Co. and accordingly Cohen & Co. will earn substantial fees from their relationship with us comparable to the fees previously earned in respect of their relationship with AFT. For example, from the commencement of AFT’s operations in January 2006 through June 30, 2006, Cohen & Co. and its affiliates earned $664,000 in base management fees and $195,000 in incentive fees (net of $374,000 of asset management fee credits) under Cohen & Co.’s management agreement with AFT, as well as $3.9 million of origination fees, $12.6 million of structuring fees and $6.0 million of placement fees in respect of CDOs and CLOs in which AFT invested. In addition to ongoing management fees and fees arising from our investments, Cohen & Co. will also be entitled to a termination fee of three times the sum of the average annual base fee for the past two 12-month periods under the management agreement if the agreement is terminated under specified circumstances. We are subject to potential conflicts of interest arising out of our relationship with our manager and its affiliates, including the following potential conflicts arising from fees payable to our manager or its affiliates:

•	Cohen & Co. is controlled by Daniel G. Cohen and certain of our other executive officers. As a result, our management agreement was negotiated between related parties and its terms, including fees payable, may not be as favorable as if the terms had been negotiated with an unaffiliated third party;

•	the substantial fees to be earned by Cohen & Co. and its affiliates from our investments in CDOs and CLOs structured, managed and sold by Cohen & Co. and its affiliates, whether or not those investments generate attractive returns for us, present potential conflicts for Cohen & Co. in causing us to make investments which may not be fully addressed by policies that require our independent directors to approve all transactions between us and Cohen & Co. and its affiliates;

•	the incentive fee that will be payable under our management agreement with Cohen & Co. may induce our manager to make higher risk investments; and

•	the substantial termination fee that will be payable under our management agreement with Cohen & Co. will make termination of the agreement extremely costly and may deter us from exercising our termination rights.

These risks and other risks arising from our relationship with our manager are explained in detail below. The management agreement is described in the merger proxy statement, which is incorporated herein by reference, under the caption “Our Management Agreement.”

We are dependent on Cohen & Co. and may not find a suitable replacement if the management agreement is terminated.

We have no employees. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation and execution of our business strategies and risk management practices. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found. We believe that our success depends to a significant extent upon the experience of our manager’s executive officers, whose continued services are not guaranteed.

There are potential conflicts of interest in the relationship between us, on the one hand, and our manager and our manager’s affiliates, including Cohen & Co., on the other hand, which could result in decisions that are not in the best interests of our stockholders.

We are subject to potential conflicts of interest arising out of our relationship with our manager and its affiliates, including Cohen & Co. For instance, Daniel G. Cohen, our chairman, James J. McEntee, III, our chief executive officer and president and Shami J. Patel, our chief operating officer and chief investment officer, also serve as executive officers of Cohen & Co. and are accordingly not exclusively dedicated to our business. Furthermore, our manager is controlled by Mr. Cohen and by certain of our other executive officers. As a result, our management agreement with our manager was negotiated between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, our manager owes no fiduciary obligation to our stockholders. The management agreement does not prevent our manager and its affiliates from engaging in additional management or investment opportunities, some of which compete with us. Our manager engages in additional management or investment opportunities that have overlapping objectives with us, and faces conflicts in the allocation of investment opportunities. Such allocation is at the discretion of our manager and there is no guarantee that this allocation will be made in the best interest of our stockholders. Additionally, the ability of our manager and its officers and employees to engage in other business activities may reduce the time our manager spends managing us.

We may enter into additional transactions with Cohen & Co. with the approval of our independent directors. Such transactions with Cohen & Co. may not be as favorable to us as they would be if negotiated with independent third parties.

In addition to the fees payable to Cohen & Co. under our management agreement, Cohen & Co. benefits from other fees paid to it by third parties with respect to our investments. In particular, affiliates of Cohen & Co. earn origination fees paid by the issuers of TruPS, which have historically ranged from zero to 3.0% of the face amount of a TruPS issuance. Cohen & Co., through its affiliates, typically retains part of this fee and shares the balance with the investment bank or other third party broker that introduced the funding opportunity to Cohen & Co. Cohen & Co.’s affiliates also receive structuring fees for services relating to the structuring of a CDO or a CLO on our behalf or in which we invest. This fee typically ranges from zero to 0.45% of the face amount of the securities issued by the CDO or CLO, but may exceed this amount. Our independent directors must approve any structuring fees exceeding 0.45% of the face amount of the securities issued by such CDOs or CLOs. In addition, affiliates of Cohen & Co. act as collateral managers of the CDOs and CLOs in which we invest. In this capacity, these affiliates receive collateral management fees that have historically ranged between 0.10% and 0.63% of the assets held by the CDOs and CLOs. In addition, the collateral managers may be entitled to earn incentive fees if CDOs or CLOs managed by them exceed certain performance benchmarks. A broker-dealer affiliate of Cohen & Co. also earns placement fees in respect of debt and equity securities which it sells to investors in the CDOs and CLOs in which we invest, as well as commissions and mark-ups from trading of securities to and from CDOs and CLOs in which we invest. The management agreement with Cohen & Co. provides that the base management fee and incentive management fee payable to Cohen & Co. will be reduced by our proportionate share of the amount of any CDO and CLO collateral management fees and incentive fees paid to Cohen & Co. and its affiliates in connection with the CDOs and CLOs in which we invest, based on the percentage of equity we hold in such CDOs and CLOs. Origination fees, structuring fees, placement fees and trading discounts and commissions paid to, or earned by, Cohen & Co. and its affiliates will not reduce the amount of fees we pay under our management agreement.

Through June 30, 2006, Sunset paid Cohen & Co. $234,000 in base management fees under an interim management agreement entered into in advance of the merger. Through June 30, 2006, affiliates of Cohen & Co. earned $1.7 million of structuring fees and $1.2 million of placement fees in connection with a CLO in which Sunset invested. In addition, from the commencement of AFT’s operations in January 2006 through June 30, 2006, Cohen & Co. and its affiliates earned $664,000 in base management fees and $195,000 in incentive fees (net of $374,000 of asset management fee credits) under Cohen & Co.’s management agreement with AFT, as well as $3.9 million of origination fees, $12.6 million of structuring fees and $6.0 million of placement fees in respect of CDOs and CLOs in which AFT invested.

We will compete with current and future investment entities affiliated with our manager and Cohen & Co. and we may not be allocated by our manager the most attractive real estate related investment opportunities.

Affiliates of our manager have investment objectives that overlap with our objectives, which could cause us to forego attractive investment opportunities. For instance, Cohen & Co. and its subsidiaries have agreed not to compete with Taberna Realty Finance Trust, or Taberna, for a three-year period beginning on April 28, 2005 in Taberna’s business of originating TruPS or other preferred securities issued by REITs and real estate operating companies or of acting as the collateral manager of CDOs involving these securities. Accordingly, as long as our manager is a subsidiary of Cohen & Co., our manager must obtain Taberna’s consent before investing in these assets on our behalf during the term of this non-competition agreement. In June 2006, Taberna agreed to be acquired by RAIT Investment Trust, or RAIT. Pursuant to the agreement and plan of merger for this transaction, Daniel G. Cohen will become the chief executive officer of RAIT. This transaction is subject to customary closing conditions, including approval by the shareholders of RAIT and Taberna. It is anticipated that the transaction, if approved, will be consummated in the fourth quarter of 2006. Cohen & Co.’s non-competition agreement with Taberna will remain in effect for the benefit of RAIT following the consummation of such transaction. Additionally, Cohen & Co. may establish or manage other investment entities in the future that compete with us for investments. In fact, Taberna will compete with us for investments in mortgage loans, RMBS and CMBS, and our manager may not allocate the most attractive real estate related assets to us. We will be competing with Cohen & Co., Taberna and any other investment entities that Cohen & Co. may form in the future for access to the benefits that our relationship with Cohen & Co. provides to us, including access to investment opportunities.

Although we benefit from a right of first refusal provided by Cohen & Co. with respect to certain of our target assets, this right of first refusal excludes (1) individual investments in leveraged loans, (2) TruPS which collateralize CDOs in which we decline to exercise our right of first refusal to acquire equity interests in the CDO and (3) non-U.S. dollar denominated investments in any of our targeted asset classes.

Members of our management team have competing duties to other entities, which could result in decisions that are not in the best interests of our stockholders.

Our executive officers and the employees of our manager, other than our chief financial officer and our chief accounting officer, do not spend all of their time managing our activities and our investment portfolio. Our executive officers and the employees of our manager, other than our chief financial officer, allocate some, or a material portion, of their time to other businesses and activities. For example, each of our chairman of the board, president and chief executive officer, and chief operating officer and chief investment officer also serves as an executive officer of Cohen & Co. In addition to serving as executive officers of Cohen & Co., our chairman of the board and president and chief executive officer also serve as the chairman and chief executive officer and vice chairman, respectively, of Taberna. None of these individuals is required to devote a specific amount of time to our affairs. Accordingly, we will compete with Cohen & Co. and Taberna and possibly other entities in the future for the time and attention of these senior officers and there will be conflicts of interest in allocating investment opportunities to us that may also be suitable for Cohen & Co. and Taberna.

The departure of any of the senior management of our manager or the loss of our access to Cohen & Co.’s investment professionals and principals may adversely affect our ability to achieve our investment objectives.

We depend on the diligence, skill and network of business contacts of the senior management of our manager. We also depend on our manager’s access, through a shared services agreement between our manager and Cohen & Co., to the investment professionals and principals of Cohen & Co. and the information and origination opportunities generated by Cohen & Co.’s investment professionals and principals during the normal course of their investment and portfolio management activities. The senior management of our manager evaluates, negotiates, structures, closes and monitors our investments and our financing activities. Our future success depends on the continued service of the senior management team of our manager. The departure of any of the senior managers of our manager, or of a significant number of the investment professionals or principals of Cohen & Co., could have a material adverse effect on our ability to achieve our investment objectives. Our manager may not remain our manager and may not have access to Cohen & Co.’s investment professionals or principals or its information and asset origination opportunities in the future. If we fail to retain our manager, such loss may adversely affect our ability to achieve our investment objectives.

If our manager ceases to be our manager pursuant to the management agreement, financial institutions providing our credit facilities may not provide future financing to us.

The lenders under our warehouse facilities and possible future repurchase agreements and credit facilities may require that our manager manage our operations pursuant to our management agreement as a condition to making continued advances to us under these credit facilities. Additionally, if our manager ceases to be our manager, the lenders may terminate our facilities and their obligation to advance funds to us in order to finance our future investments. If our manager ceases to be our manager under our management agreement for any reason and we are not able to obtain financing on favorable terms or at all, such failure could adversely affect our business and results of operations.

Our manager is newly formed and has limited experience in managing a REIT, which may hinder our ability to achieve our investment objectives or result in loss of our qualification as a REIT.

Government regulations impose numerous constraints on the operations of REITs. Our manager began operations in January 2006 and has limited experience in managing a portfolio of assets for a REIT, which may hinder our ability to achieve our investment objectives or result in loss of our qualification as a REIT.

Our board of directors has approved very broad investment guidelines for our manager and does not approve each investment decision made by our manager, which may hinder our ability to unwind transactions entered into by the time such transactions are reviewed.

Our manager is authorized to follow very broad investment guidelines on behalf of us. Our board of directors periodically reviews such investment guidelines. However, our board does not review all of our proposed or completed investments. In addition, in conducting periodic reviews of select investments, the board may rely primarily on information provided to us by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind at the time they are reviewed by the board. Our manager has great latitude within the broad parameters of the investment guidelines in determining the types of assets it may decide are proper investments.

The incentive fee payable under our management agreement may induce our manager to make higher risk investments.

The management compensation structure to which we have agreed with our manager may cause our manager to invest in high risk investments or take other risks. In addition to our management fee, our manager is entitled to receive incentive compensation based in part upon our achievement of specified levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, and/or management of credit risk or market risk, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This may result in increased risk to the value of our investment portfolio.

The termination of our management agreement by us will not be possible under some circumstances and would otherwise be difficult and costly.

We may terminate the management agreement we entered into with Cohen & Co. for cause (as defined in the agreement) at any time. We may not terminate the management agreement, however, without cause before December 31, 2008, the date on which its initial term expires. After December 31, 2008, the management agreement will be automatically renewed for a one-year term on each anniversary date thereafter unless terminated for cause or as otherwise described in the management agreement. Under the management agreement, after December 31, 2008, we may terminate the agreement annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common stock, upon (1) unsatisfactory performance by Cohen & Co. that is materially detrimental to us or (2) a determination that the management fee payable to Cohen & Co. is not fair, subject to Cohen & Co.’s right to prevent such a termination under this clause (2) by accepting a mutually acceptable reduction of management fees. Cohen & Co. will be provided 180 days’ prior notice of any termination and will be paid a termination fee equal to three times the sum of (A) the average annual base management fee for the two 12-month periods immediately preceding the date of termination, plus (B) the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Thus, in some circumstances, we will simply be unable to terminate our management agreement. In other circumstances where we do have the right to terminate our management agreement, these provisions would result in substantial cost to us upon termination. In addition, we may also incur considerable legal cost resulting from potential litigation that may arise in connection with the termination of our management agreement. Consequently, these costs may make it more difficult for us to terminate our management agreement without cause.

The liability of our manager is limited under our management agreement, and we have agreed to indemnify our manager against certain liabilities, which may expose us to significant expenses.

Pursuant to our management agreement, our manager has not assumed any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow our manager’s advice or recommendations. Our manager and our members, managers, officers and employees are not liable to us, any of our subsidiaries, our directors, our stockholders or any stockholders of our subsidiaries for acts performed in accordance with and pursuant to our management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under our management agreement. We have agreed to indemnify our manager and its members, managers, officers and employees and each person controlling our manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to our management agreement.

If Cohen & Co. or its affiliates cease to manage the CDOs or CLOs in which we invest or if the collateral management fees paid to Cohen & Co. or its affiliates are reduced, we may have to pay more fees to our manager, which could adversely affect our financial condition.

Cohen & Co. and its affiliates will receive fees in their capacity as collateral managers of the CDOs or CLOs in which we invest. The management agreement provides that the base management fee and incentive management fee otherwise payable by us to our manager will be reduced, but not below zero, by our proportionate share of the amount of any CDO or CLO collateral management fees paid to Cohen & Co. and its affiliates in connection with the CDOs and CLOs in which we invest, based on the percentage of equity we hold in those CDOs and CLOs. If the CDO or CLO collateral management fees paid to Cohen & Co. or its affiliates are reduced, or if the collateral management agreement between Cohen & Co. and a CDO or CLO vehicle in which we invest is terminated, then the amount of collateral management fees that would be offset to our benefit would be reduced. If this were to occur, we may be required to pay more fees to our manager, which could adversely affect our financial condition.

Risks Related to Our Business

AFT had a limited operating history and limited experience operating as a REIT and we may not be able to operate the combined company successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

We are subject to all of the business risks and uncertainties associated with any newly combined business, including the risk that we will not achieve our investment objectives and that the value of the investment of our stockholders could decline substantially. We may not be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to our stockholders. We intend to operate so as to continue to qualify as a REIT and will therefore be subject to various rules relating to REITs. Because we have limited experience operating within the complex rules and regulations required for REIT qualification, we may not be able to comply with these rules and regulations. Our failure to comply with these rules and regulations could force us to pay unexpected taxes and penalties and could have a material adverse effect on our results of operations, financial condition and business. See “—Tax Risks.”

We have suffered losses as a result of the redeployment of Sunset’s assets prior to the merger.

We have recognized a net loss of $22.2 million from the sale of $809.1 million of our mortgage-backed securities in connection with the redeployment of Sunset’s assets prior to the merger. The losses resulted from the sale of these securities at a time when their market value was less than their amortized costs. These losses may adversely affect our financial position.

We incurred costs and expenses in connection with the merger, which may adversely impact our financial condition.

We incurred one-time, pre-tax costs and expenses of approximately $10.0 million in connection with the merger. These costs and expenses include change of control, severance, retention bonuses and other benefit payments, insurance costs, fees relating to the termination of contractual obligations, investment banking expenses, legal and accounting fees, printing expenses and other related charges incurred by us in connection with the merger. These substantial costs and expenses may adversely impact our financial condition.

Our financial and accounting personnel and our system of financial accounting have changed as a result of the merger. There can be no assurance that our new accounting system, including our system of internal controls, will operate as intended and that we will not experience significant deficiencies or material weaknesses in our internal controls.

Upon completion of the merger, our manager and its personnel replaced the personnel of Sunset and assumed control of our internal financial and accounting functions. Our manager is implementing a new financial accounting system on our behalf. As a new system, it has not yet been evaluated for purposes of determining whether our internal controls over financial reporting are effective. There can be no assurance that when such evaluation is performed, our system of internal controls over financial reporting will be determined to have no material weaknesses or significant deficiencies.

Our financial condition and results of operations will depend upon our ability to manage future growth effectively and failure to do so may adversely effect our business, financial condition and results of operations.

Our ability to achieve our investment objectives will depend on our ability to manage future growth effectively and to identify and invest in assets and businesses that meet our investment and financing criteria. Accomplishing this result on a cost-effective basis will be largely a function of the structuring of the investment process, and having access to both debt and equity financing on acceptable terms. Any failure to manage future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

The amount of distributions to our stockholders will depend upon certain factors affecting our operating results, some of which are beyond our control.

A REIT must annually distribute at least 90% of its REIT taxable income to its stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of these factors are beyond our control and a change in any such factor could affect our ability to make distributions. We may not be able to make distributions. From time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries and (2) the inclusion of items in our income for U.S. federal income tax purposes. If we do not have sufficient cash available to pay required distributions, we might have to borrow funds or sell assets to raise funds, which could adversely impact our business. Furthermore, we are dependent on distributions from our subsidiaries for revenues.

TruPS, leveraged loans or equity in corporate entities, such as CDOs or CLOs that hold TruPS and leveraged loans, do not qualify as real estate assets for purposes of the REIT asset tests and the income generated by these investments generally does not qualify as real-estate related income for the REIT gross income tests. We must invest in qualifying real estate assets, such as mortgage loans and real estate debt securities, that may have less attractive returns to maintain our REIT qualification, which could result in reduced returns for our stockholders.

TruPS, leveraged loans or equity in corporate entities, such as CDOs or CLOs that hold TruPS or leveraged loans, do not qualify as real estate assets for purposes of the REIT asset tests that we must meet on a quarterly basis to continue to qualify as a REIT. The income generated from investments in TruPS, leveraged loans or CDOs and CLOs that hold TruPS and leveraged loans generally does not qualify as real estate related income for the REIT gross income tests. Accordingly, we are limited in our ability to acquire TruPS and leveraged loans or maintain our investments in these assets or entities created to hold them. We will continue to invest in TruPS and leveraged loans and also in real estate related assets, such as mortgage loans and RMBS and CMBS, for the foreseeable future. Further, whether mortgage-backed securities held by warehouse lenders pursuant to off-balance sheet financing arrangements or financed using repurchase agreements prior to securitization are treated as qualifying assets or as generating qualifying real estate-related income for purposes of the REIT asset and income tests depends on the terms of the warehouse or repurchase financing arrangement. If we fail to make sufficient investments in qualifying real estate assets, such as mortgage loans, RMBS and CMBS, we will likely fail to maintain our qualification as a REIT. In addition, these qualifying investments may be lower yielding than the expected returns on TruPS, leveraged loans and CDOs and CLOs holding TruPS and leveraged loans. This lower yield, if it occurs, could result in reduced returns for our stockholders.

Furthermore, if income inclusions from our foreign TRSs or certain other foreign corporations that are not qualified REIT subsidiaries are determined not to qualify for the REIT 95% gross income test, we may need to invest in sufficient qualifying assets, or sell some of our interests in such foreign TRSs or other foreign corporations that are not qualified REIT subsidiaries, to ensure that the income we recognize from our foreign TRSs or such other foreign corporations does not exceed 5% of our gross income.

Failure to obtain adequate capital and funding would adversely affect the growth and results of our operations and may, in turn, negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

We depend upon the availability of adequate funding and capital for our operations. In particular, we will need to continue to raise additional equity capital in order to grow our business. A REIT is required to annually distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and is therefore not able to retain our earnings for new investments. We have redeployed all of our capital into new investments and currently have no commitments for any additional financings. The failure to secure acceptable financing could reduce our taxable income because our investments would no longer generate the same level of net interest income with an insufficient amount of funding or an increase in funding costs. A reduction in net income would have an adverse effect on our liquidity and the ability to make distributions to our stockholders. Sufficient funding or capital may not be available to us in the future on terms that are acceptable. In addition, if our minimum distribution required to maintain our qualification as a REIT becomes large relative to our cash flow due to our taxable income exceeding our cash flow from operations, then we could be forced to borrow funds, sell assets or raise capital on unfavorable terms, if at all, in order to maintain our REIT qualification. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common stock and our ability to make distributions to our stockholders.

Our business requires a significant amount of cash, and if it is not available, our business and financial performance will be significantly harmed.

We require a substantial amount of cash to fund our investments, to pay expenses and to hold assets. We also require cash to meet our working capital, minimum REIT distribution requirements, debt service obligations and other needs. Cash could be required to meet margin calls under the terms of our borrowings in the event that there is a decline in the market value of the assets that collateralize our debt, the terms of our short-term debt become less attractive or for other reasons.

We expect that our primary sources of working capital and cash will continue to consist of:

•	warehouse lines and repurchase facilities and, possibly, secured lines of credit;

•	income from our investment portfolio;

•	operating profits and the proceeds from financing our investments; and

•	net proceeds from any offerings of our equity or other debt securities.

We may not be able to generate a sufficient amount of cash from operations and financing activities to successfully execute our business strategy.

We expect to rely on a limited number of financing arrangements to finance our investments and our business and our financial performance will be significantly harmed if those resources are no longer available.

Pending the structuring of a CDO or other securitization, we finance assets that we acquire through borrowings under warehouse lines and repurchase facilities and, possibly, secured lines of credit. The obligations of lenders to purchase assets or provide financing during a warehouse accumulation period are subject to a number of conditions, independent of our performance or the performance of the underlying assets. Likewise, repurchase facilities are dependent on the counterparties’ ability to re-sell our obligations to third parties. If there is a disruption of the repurchase market generally, or if one of our counterparties is itself unable to access the repurchase market, our access to this source of liquidity could be adversely affected. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to increase significantly the cost of the lines of credit that they provide. We expect that TRSs or qualified REIT subsidiaries that we have formed or may form will enter into additional warehouse facilities in order to fund the acquisition of additional assets during warehouse accumulation periods. We may not be able to renew or replace our financing arrangements when they expire on terms that are acceptable or at all. We intend that the financing arrangements already entered into by us and our subsidiaries before the merger continue to remain in effect.

We incur a significant amount of debt to finance our operations, which may subject us to an increased risk of loss, adversely affecting the return on our investments and reducing cash available for distribution to our stockholders.

We incur a significant amount of debt to finance our operations, which can compound losses and reduce the cash available for distributions to our stockholders. For example, within the first two months of AFT’s operations, AFT entered into warehouse facilities aggregating $1.75 billion, which were paid down with proceeds from CDO and CLO transactions that closed prior to June 30, 2006. We expect that we will enter into additional financing arrangements in the future and warehouse facilities entered into by us and our subsidiaries will remain in effect. As of June 30, 2006, the combined total indebtedness of Sunset and AFT was $3.5 billion. We generally leverage our investment portfolio through the use of warehouse facilities, repurchase agreements, securitizations, including the issuance of CDOs and CLOs and other borrowings. The leverage we employ varies depending on our ability to obtain credit facilities, the loan-to-value and debt service coverage ratios of our assets, the yield on our assets, the targeted leveraged return we expect from our investment portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Substantially all of our assets are pledged as collateral for our respective borrowings. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Debt service payments will reduce the net income available for distributions including to our stockholders. Moreover, we may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. Under certain repurchase agreements, our lenders could take title to our assets and may have an ability to liquidate our assets through an expedited process. Currently, neither our corporate charter nor our bylaws impose any limitations on the extent to which we may leverage our assets.

If the value of the assets we pledge to secure loans declines, we will experience losses and may lose our REIT qualification.

A substantial portion of our borrowings are in the form of collateralized borrowings. If the value of the assets pledged to secure our borrowings were to decline, we would be required to post additional collateral, reduce the amount borrowed or suffer forced sales of the collateral. If sales were made at prices lower than the carrying value of the collateral, we would experience additional losses. If we are forced to liquidate qualified REIT real estate assets to repay borrowings, we may not be able to maintain compliance with the REIT provisions of the Internal Revenue Code regarding asset and source of income requirements. If we are unable to maintain our qualification as a REIT, our distributions will not be deductible by us, and our income will be subject to U.S. federal income taxation, reducing our earnings available for distribution.

An increase in borrowing costs relative to the interest we receive on our investments may adversely affect our profitability, which may negatively affect cash available for distribution to our stockholders.

As warehouse lines, anticipated lines of credit or other short-term borrowing instruments mature, we will be required either to enter into new financing arrangements or to sell certain of our portfolio investments. An increase in short-term interest rates at the time that we seek to enter into new financing arrangements would reduce the spread between our returns on our portfolio investments and the cost of our borrowings. This change in interest rates would adversely affect our returns on our portfolio investments that are subject to prepayment risk, including mortgage-backed securities investments, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

We could suffer losses beyond our committed capital under warehouse facilities, which could harm our business, financial condition, liquidity and results of operations.

The warehouse facilities that we have entered into typically provide that if the warehouse provider experiences losses upon the liquidation of assets and we have engaged in intentional misconduct or fraud, or become insolvent, then we will be liable for all losses suffered by the warehouse providers. Any such losses could harm our business, financial condition, liquidity and results of operations.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or any of our lenders file for bankruptcy.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay if we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that our lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either our lender or us.

Financing arrangements that we are party to contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our businesses and increase revenues.

The warehouse facilities that we have entered into contain extensive restrictions and covenants. Failure to meet or satisfy any of these covenants may result in an event of default under these agreements. These agreements also typically contain cross-default provisions, so that an event of default under any agreement will trigger an event of default under other agreements, giving the lenders the right to declare all amounts outstanding under their particular credit agreement to be immediately due and payable, and enforce their rights by foreclosing on collateral pledged under these agreements.

Our financing arrangements may also restrict our ability to, among other things:

•	incur additional debt;

•	make certain investments or acquisitions; and

•	engage in mergers or consolidations.

These restrictions may interfere with our ability to obtain additional financing or to engage in other business activities. Furthermore, our default under any of our warehouse facilities or other financing arrangements could have a material adverse effect on our business, financial condition and results of operations.

The warehouse providers under our warehouse facilities may have the right to liquidate assets acquired under the facilities at our direction upon the occurrence of certain events, such as a default or a decline in credit quality of the collateral that may lead to a default. We could be required to bear any losses suffered by the warehouse providers in the event of a collateral liquidation, if the losses are due to events such as, for example: (i) the failure of an obligor of the underlying collateral in the warehouse to make payments of any interest or principal in respect of the underlying collateral when due after any applicable grace period; (ii) an involuntary proceeding commenced or an involuntary petition filed and seeking liquidation, reorganization or other relief in respect of the issuer of the CDO, the collateral manager of the CDO (which will be an affiliate of Cohen & Co.) or us, or if the issuer of the CDO, the collateral manager or we voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (iii) the underlying collateral purchased during the warehouse period falls below a certain corporate rating; (iv) if we obligate ourselves to purchase some or all the equity in the related CDO, the breach by us of such obligation which breach causes the CDO to not close; or (v) if the underlying asset purchased during the warehouse period becomes a credit risk security (e.g., if the warehouse provider and the collateral manager mutually determine in good faith that the underlying asset has a significant risk of declining in credit quality). In such events, we could suffer a liability up to the amount of the cash collateral we maintain with our warehouse providers, which amount generally averages between $5,000,000 to $20,000,000, depending on the economics of the CDO.

We may be required to repurchase mortgage loans that we have sold or to indemnify holders of our mortgage–backed securities.

If any of the mortgage loans that we securitize do not comply with the representations and warranties that we make about the characteristics of the loans, the borrowers and the properties securing the loans, we may be required to repurchase those loans that we have securitized, or replace them with substitute loans or cash. If this occurs, we may have to bear any associated losses directly. In addition we may be required to indemnify the purchasers of such loans for losses or expenses incurred as a result of a breach of a representation or warranty made by us. Repurchased loans typically require an allocation of working capital to carry on our books, and our ability to borrow against such assets is limited, which could limit the amount by which we can leverage our equity. Any significant repurchases or indemnification payments could significantly harm our cash flow and results of operations.

The treatment of TruPS and surplus notes for regulatory capital purposes may reduce the attractiveness of TruPS and surplus notes as a financing mechanism to banks, bank holding companies and insurance companies, which may result in us having to invest in assets that are lower yielding than our expected returns of TruPS.

One of the attractive features of TruPS for banks and bank holding company issuers is that TruPS can currently be included in the tier one capital, as defined in the regulations promulgated under the Bank Holding Act, of bank holding companies, subject to certain quantitative limitations. Many insurance companies also receive favorable capital treatment for TruPS and surplus notes for state regulatory purposes. In April 2005, the Federal Reserve Board approved a final rule, “Risk-Based Capital Standards: Trust Preferred Securities and the Definition of Capital,” which provides for the continued inclusion of outstanding and prospective issuances of TruPS in the tier one capital of bank holding companies subject to the limitation that restricted core capital elements, which include TruPS, are limited to 25% of the sum of core capital elements (including restricted core capital elements), net of goodwill less associated deferred tax liabilities. For internationally active bank holding companies, the limitation on restricted core capital elements is 15%. TruPS and their embedded underlying subordinated notes must also be structured to meet certain qualitative requirements provided for in the final rule. Thus, banks and bank holding company issuers are limited in their ability to treat TruPS as tier one capital. The individual states’ departments of insurance regulate the issuance and repayment of surplus notes. In the future, regulators could seek to impose further limitations on the issuance of surplus notes. Any such limitations would adversely affect the ability of insurance companies to issue these types of securities, which may result in us investing in assets that are lower yielding than our expected returns on TruPS. This could result in reduced returns for our stockholders. In the future, regulators could also seek to impose further limits on the treatment of TruPS as tier one capital, or to exclude them from tier one capital in their entirety. Any such limitation or exclusion would adversely affect the willingness of banks to issue TruPS, which may result in us investing in assets that are lower yielding than our expected returns on TruPS. This could result in reduced returns for our stockholders.

Some rating agencies currently view TruPS favorably in evaluating the capital structure of banks, bank holding companies and insurance companies. If this view were to change, banks and insurance companies might discontinue issuing TruPS.

Some rating agencies currently treat TruPS favorably in evaluating the capital structure of banks, bank holding companies and insurance companies. In the future, these rating agencies could seek to change their treatment of TruPS. If this were to happen, banks and insurance companies may be unwilling to issue TruPS to us, which may result in us investing in assets that are lower yielding than our expected returns on TruPS. This could result in reduced returns for our stockholders.

Our hedging transactions may not completely insulate us from interest rate risk, which may cause greater volatility in our earnings.

Subject to maintaining our qualification as a REIT, we may engage in certain hedging transactions in an effort to limit our exposure to changes in interest rates, which may expose us to risks associated with these transactions. We may utilize instruments such as forward contracts and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our investment portfolio positions from changes in market interest rates. Hedging against a decline in the values of our investment portfolio positions does not eliminate the possibility of fluctuations in the values of these positions or prevent losses if the values of these positions decline. However, hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of these investment portfolio positions. Hedging transactions may also limit the opportunity for gain if the values of the investment portfolio positions should increase. Moreover, we may not be able to hedge against an interest rate fluctuation that is generally anticipated at an acceptable price.

The success of our hedging transactions will depend on our ability to structure and execute effective hedges for the assets we hold. Therefore, while we may enter into these transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the investment portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not establish a perfect correlation between such hedging instruments and the investment portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Accounting for hedges under generally accepted accounting principles, or GAAP, is extremely complicated. We may inadvertently fail to account for our hedges properly in accordance with GAAP on our financial statements or may fail to qualify for hedge accounting, either of which could have a material adverse effect on our earnings.

While we use hedging to mitigate some of our interest rate risk, the failure to completely insulate our investment portfolio from interest rate risk may cause greater volatility in our earnings.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our investments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real state assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into and satisfies other identification requirements, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through one of our domestic TRSs. This could increase the cost of our hedging activities because our domestic TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

Hedging against interest rate exposure may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by U.S. federal tax provisions applicable to REITs;

•	gains on hedges at our TRSs will be subject to income tax;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on our obligation to pay.

Our hedging activity may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

The competitive pressures we face as a result of operating in a highly competitive market could have a material adverse effect on our business, financial condition, liquidity and results of operations.

A number of entities compete with us with respect to our origination and investment activities. We compete with other REITs, public and private funds, commercial and investment banks, savings and loan institutions, mortgage bankers, insurance companies, institutional bankers, governmental bodies, commercial finance companies and other entities. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs, including Taberna, have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds, enhanced operating efficiencies and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. The competitive pressures we face if not effectively managed may have a material adverse effect on our business, financial condition, liquidity and results of operations.

Also, as a result of this competition, we may not be able to take advantage of attractive origination and investment opportunities and therefore may not be able to identify and pursue opportunities that are consistent with our objectives. Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay the investment in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to maintain our distributions to our stockholders.

We may not be able to acquire eligible securities for CDO and CLO issuances or other securitizations on favorable economic terms, or may not be able to structure CDOs and CLOs and other securitizations on attractive terms, which may require us to seek more costly financing for our investments or to liquidate assets.

We invest in CDOs, CLOs and other types of securitizations. During a warehouse accumulation period, we or our lenders acquire assets through warehouse facilities and other short-term financing arrangements. We contribute cash and other collateral which is held in escrow by the lenders to cover our losses, up to the amount of such collateral, should securities need to be liquidated during the warehouse accumulation period. We are subject to the risk that we or our lenders will not be able to acquire a sufficient amount of eligible securities to maximize the efficiency of a CDO or CLO issuance or other securitization. In addition, disruptions in the capital markets generally, or in the securitization markets specifically, may make the issuance of a CDO, CLO or another securitization transaction less attractive or even impossible. If we are unable to securitize the assets, or if doing so is not economical, we or our warehouse lenders may be required to seek other forms of potentially less attractive financing or to liquidate the assets at a price that could result in a loss of all or a portion of the cash and other collateral backing our purchase commitment.

The use of CDO and CLO financings with over-collateralization requirements may have a negative impact on our cash flow and may trigger certain termination provisions in the related collateral management agreements.

We expect that the terms of the CDOs and CLOs we structure will generally provide that the principal amount of assets must exceed the principal balance of the related securities to be issued by the CDO or CLO by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the CDO and CLO terms will provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the CDO or CLO securities, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests, based on delinquency levels or other criteria, may restrict our ability to receive cash distributions from assets collateralizing the CDO or CLO securities. The performance tests may not be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on future CDOs and CLOs, there are no assurances as to the actual terms of the CDO and CLO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. In addition, collateral management agreements typically provide that if certain over-collateralization ratio tests are failed, the collateral management agreement may be terminated by a vote of the security holders. If the assets held by CDOs and CLOs fail to perform as anticipated, our earnings may be adversely affected and over-collateralization or other credit enhancement expenses associated with CDO and CLO financings will increase.

Our existing CDO investments, and future CDOs, CLOs and other securitizations are and will be collateralized with real estate securities and securities issued by banks, bank holding companies and insurance companies and surplus notes issued by insurance companies, and any adverse market trends that affect these industries are likely to adversely affect such CDOs, CLOs and other securitizations in general.

We have invested in three CDOs and one CLO as of June 30, 2006, which are collateralized by RMBS, TruPS issued by banks and insurance companies, and leveraged loans. Future CDO and CLO issuances and other securitizations will be backed by mortgage loans, RMBS, CMBS, TruPS issued by banks, bank holding companies and insurance companies and surplus notes issued by insurance companies and, possibly, other preferred securities, leveraged loans, and other mortgage-backed securities. Any adverse market trends that affect the banking, insurance or real estate industries or the value of these types of securities will adversely impact the value of our interests in our CDOs, CLOs and other securitizations.

Such trends could include declines in real estate values in certain geographic markets or sectors, underperformance of real estate securities issued in a particular year, unexpected bank or insurance company losses or failures, or changes in U.S. federal income tax laws that could affect the performance of real estate securities and loans and securities issued by banks and insurance companies.

The CDO structure benefits from a mix of TruPS issued by banks and bank holding companies and TruPS and surplus notes issued by insurance companies. The failure of our manager to originate TruPS and surplus notes issued by insurance companies for inclusion in CDOs could adversely affect our ability to complete CDO transactions and the terms of these transactions available to us.

CDOs benefit, in pricing and other terms, from inclusion of both TruPS issued by banks and bank holding companies as well as TruPS and surplus notes issued by insurance companies. If our manager is unable to originate attractive TruPS and surplus notes issued by insurance companies for inclusion in CDOs, our ability to complete CDO transactions on favorable pricing and other terms, or at all, will be adversely affected.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our activities, which could have a material adverse effect on our operating results and negatively affect our ability to pay dividends.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions. Changes in accounting interpretations or assumptions could adversely impact our financial statements.

Accounting rules for transfers of financial assets, securitization transactions, consolidation of variable interest entities, and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to delay in preparation of financial information. Changes in accounting interpretations or assumptions could impact our financial statements.

Risks Related to Our Investments

We may not realize gains or income from our investments.

We seek to generate both current income and capital appreciation. However, our investments may not appreciate in value and, in fact, may decline in value, and the financings that we originate and the securities that we invest in may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our investments. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

We may change our investment strategy, hedge strategy, asset allocation and operational policies without stockholders’ consent, which may result in riskier investments and adversely effect the market value of our common stock and our ability to make distributions to our stockholders.

We may change our investment strategy, hedge strategy, asset allocation and operational policies at any time without the consent of our stockholders, which could result in our making investments or hedges that are different from, and possibly riskier than, the investments or hedges described in this prospectus. A change in our investment or hedge strategy may increase our exposure to interest rate and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in instrument categories different from those described in this prospectus. Furthermore, our board of directors determines our operational policies and may amend or revise our policies, including our polices with respect to our REIT qualification, acquisitions, growth, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

Increases in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect cash available for distribution to our stockholders.

While we seek to match fund the duration of our assets and liabilities to lock in a spread between the yields on our assets and the cost of our interest-bearing liabilities, changes in the general level of interest rates may affect our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred on our interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, our ability to successfully implement our investment strategy and the value of our assets.

Although U.S. interest rates have been rising recently, they remain at relatively low historical levels. In the event of a significant rising interest rate environment or economic downturn, defaults on our assets may increase and result in losses that would adversely affect our liquidity and operating results. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control.

Our operating results will depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of the related borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us. As of June 30, 2006, approximately $3.4 billion, or 94% of the combined company’s investment related assets, after giving effect to the merger as if the merger had been completed as of such date, were match-funded.

The accumulation period of our warehouse facilities that are subject to interest rate risk is generally 90 to 120 days. As the accumulation period is completed or warehouse facilities mature, we will either enter into a CDO transaction or a new warehouse facility or sell certain assets. An increase in short-term interest rates at the time we seek to enter into a CDO transaction or a new warehouse facility may reduce the spread between the returns on our portfolio investments and the cost of our borrowings. This change in interest rates would adversely affect returns on portfolio investments that are fixed rate.

Some of our investments may be recorded at fair value as determined in good faith by our board of directors and, as a result, there may be uncertainty as to the actual market value of these investments.

Some of our investments may be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these investments quarterly at fair value as determined in good faith by our board of directors. Because these valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, such determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

The lack of liquidity in certain investments may adversely affect our business.

We expect to make investments in securities of private companies. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises.

A prolonged economic slowdown, a recession or declining real estate values and increasing interest rates could impair our investments and harm our operating results which may, in turn, adversely affect the cash available for distribution to our stockholders.

Many of our investments may be susceptible to economic slowdowns or recessions and rising interest rates, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could reduce the value of our investments, reduce the number of attractive investment opportunities and harm our operating results which may, in turn, adversely affect the cash available for distribution to our stockholders.

Prepayment rates on TruPS, mortgage loans or mortgage-backed securities could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

The value of the TruPS, mortgage loans, mortgage-backed securities and, possibly, other securities in which we invest may be adversely affected by prepayment rates. For example, higher than expected prepayment rates will likely result in interest-only securities retained by us in our mortgage loan securitizations and securities that we acquire at a premium to diminish in value. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty.

Borrowers tend to prepay their financings faster when interest rates decline. In these circumstances, we would have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, borrowers tend not to prepay on their financings when interest rates increase. Consequently, we would be unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our investment portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

The guarantees of principal and interest related to the mortgage-backed securities in which we may invest provided by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, or the Government National Mortgage Association do not protect investors against prepayment risks.

The mortgage loans in which we have invested and the mortgage loans underlying the RMBS and CMBS in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us that may result in reduced earnings and negatively affect the cash available for distribution to our stockholders.

Residential mortgage loans are secured by single-family residential properties and are subject to risks of delinquency, foreclosure and loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans.

Commercial mortgage loans are secured by multi-family or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in laws that increase operating expense or limit rents that may be charged;

•	any need to address environmental contamination at the property;

•	the occurrence of any uninsured casualty at the property;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates, real estate tax rates and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation; or

•	acts of God, terrorism, social unrest and civil disturbances.

To date, we have not invested in commercial mortgage loans or CMBS, although we may do so in the future.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law, which could result in a total loss of our investment. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. RMBS evidence interests in or are secured by pools of residential mortgage loans and CMBS evidence interests in or are secured by a single commercial mortgage loan or pool of commercial mortgage loans. Accordingly, the mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans. In addition, residential mortgage borrowers are not typically prevented by the terms of their mortgage loans from prepaying their loans in whole or in part at any time. Borrowers prepay their mortgages for many reasons, but typically, when interest rates decline, borrowers tend to prepay at faster rates. To the extent that the underlying mortgage borrowers in any of our mortgage loan pools or the pools underlying any of our mortgage-backed securities prepay their loans, we will likely receive funds that will have to be reinvested, and we may need to reinvest those funds at less desirable rates of return.

Although we currently intend to focus on real estate-related asset-backed securities, we may invest in other types of asset-backed securities to the extent these investments would be consistent with maintaining our qualification as a REIT.

We may invest in residential mortgage loans that have material geographic concentrations. Any adverse market or economic conditions in those regions may have a disproportionately adverse effect on the ability of our customers to make their loan payments.

We may invest in residential mortgage loans that have material geographic concentrations. The risk of foreclosure and losses on these loans may be exacerbated by economic and other conditions in these geographic markets. In addition, the market value of the real estate securing those mortgage loans could be adversely affected by adverse market and economic conditions in that region. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions or natural disasters in that geographic region could adversely affect our net interest income from loans in our investment portfolio and our ability to make distributions to our stockholders. Based on the total carrying amount of the mortgages taken out in connection with the residential mortgage loans AFT had invested in as of March 31, 2006, the properties securing those residential mortgage loans were significantly concentrated in California as of that date. As indicated on “Schedule IV – Mortgage Loans on Real Estate” to AFT’s Consolidated Financial Statements, beginning on page F-26 of the merger proxy statement, almost 50% of the total carrying amount of the mortgages taken out in connection with the residential mortgage loans AFT had invested in as of March 31, 2006 related to residential mortgages secured by real property located in California. As of June 30, 2006, the concentration of residential mortgage loans in the state of California is consistent with the data provided as of March 31, 2006.

We may be exposed to environmental liabilities with respect to properties to which we take title, which may have a material adverse effect on our business, financial condition, liquidity, and results of operations.

In the event we are forced to foreclose on a mortgage loan we hold, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In this circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected.

We may incur lender liability as a result of our investments in leveraged loans.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or our other creditors or stockholders. We may be subject to allegations of lender liability, which if successful, could result in material losses and materially and adversely affect our operations.

The leveraged loans in which we invest could be subject to equitable subordination by a court and thereby increase our risk of loss with respect to such loans.

Courts have, in some cases, applied the doctrine of equitable subordination to subordinate the claim of a lending institution against a borrower to claims of other creditors of the borrower, when the lending institution is found to have engaged in unfair, inequitable or fraudulent conduct. The courts have also applied the doctrine of equitable subordination when a lending institution or its affiliates are found to have exerted inappropriate control over a client, including control resulting from the ownership of equity interests in a client. Payments on one or more of our leveraged loans, particularly a leveraged loan to a client in which we also hold equity interests, may be subject to claims of equitable subordination. If, when challenged, these factors were deemed to give us the ability to control or otherwise exercise influence over the business and affairs of one or more of our clients, this control or influence could constitute grounds for equitable subordination. This means that a court may treat one or more of our leveraged loans as if it were common equity in the client. In that case, if the client were to liquidate, we would be entitled to repayment of our loan on an equal basis with other holders of the client’s common equity only after all of the client’s obligations relating to our debt and preferred securities had been satisfied. One or more successful claims of equitable subordination against us could have an adverse effect on our business, results of operation or financial condition.

We may not act as agent for many of the leveraged loans in which we invest and, consequently, will have little or no control over how those loans are administered or controlled.

In many of the leveraged loans in which we invest, we may not be the agent of the lending group that receives payments under the loan or the agent of the lending group that controls the collateral for purposes of administering the loan. When we are not the agent for a loan, we may not receive the same financial or operational information as we receive for loans for which we are the agent and, in many instances, the information on which we must rely is provided to us by the agent rather than directly by the borrower. As a result, it may be more difficult for us to track or rate these loans than it is for the loans for which we are the agent. Additionally, we may be prohibited or otherwise restricted from taking actions to enforce the loan or to foreclose upon the collateral securing the loan without the agreement of other lenders holding a specified minimum aggregate percentage, generally a majority or two-thirds of the outstanding principal balance. It is possible that an agent for one of these loans may choose not to take the same actions to enforce the loan or to foreclose upon the collateral securing the loan that we would have taken had we been agent for the loan.

With respect to our investments in leveraged loans to mid-sized companies, we may invest in balloon loans and bullet loans which may have a greater degree of risk than other types of loans.

A balloon loan is a term loan with a series of scheduled payment installments calculated to amortize the principal balance of the loan so that upon maturity of the loan, more than 25%, but less than 100%, of the loan balance remains unpaid and must be satisfied. A bullet loan is a loan with no scheduled payments of principal before the maturity date of the loan. On the maturity date, the entire unpaid balance of the loan is due.

Balloon loans and bullet loans involve a greater degree of risk than other types of loans because they require the borrower to make a large final payment upon the maturity of the loan. The ability of a borrower to make this final payment upon the maturity of the loan typically depends upon our ability either to generate sufficient cash flow to repay the loan prior to maturity, to refinance the loan or to sell the related collateral securing the loan, if any. The ability of a borrower to accomplish any of these goals will be affected by many factors, including the availability of financing at acceptable rates to the borrower, the financial condition of the borrower, the marketability of the related collateral, the operating history of the related business, tax laws and the prevailing general economic conditions. Consequently, the borrower may not have the ability to repay the loan at maturity and we could lose all or most of the principal of our loan. As of June 30, 2006, the combined company, after giving effect to the merger as if the merger had been completed as of such date, had investments in balloon or bullets loans of approximately $44.2 million, or approximately 1% of total assets.

Investments in equity securities and our investments in leveraged loans involve special risks relating to the particular issuer of the securities or debt, including the financial condition and business outlook of the issuer and the issuer’s regulatory compliance.

Although we have not yet done so, we may opportunistically invest in equity securities of various types of business entities, including banks, bank holding companies, insurance companies and real estate companies, depending upon our ability to finance such assets in accordance with our financing strategy. Investments in equity securities and our investments in leveraged loans are subject to many of the risks of investing in subordinated real estate-related securities, which may result in losses to us. As of June 30, 2006, the combined company, after giving effect to the merger as if the merger had been completed as of such date, had investments in leveraged loans of approximately $186.5 million, or approximately 5% of total assets.

Investments in TruPS, leveraged loans and other securities are also subject to risks of delinquency and foreclosure, and risk of loss in the event of foreclosure and the dependence upon the successful operation of and distributions from assets and businesses of the issuers. Equity securities and unsecured loans are generally subordinated to other obligations of the issuer and are not secured by specific assets of the issuer.

Equity investments may involve a greater risk of loss than traditional debt financing and specific risks relating to particular issuers.

Although we have not yet done so, we may opportunistically invest in equity of various types of business entities, including banks, bank holding companies, insurance companies and real estate companies, depending upon our ability to finance such assets in accordance with our financing strategy. Equity investments, including investments in preferred securities, involve a higher degree of risk than traditional debt financing due to a variety of factors, including that such investments are subordinate to debt and are not secured. Furthermore, should the issuer default, we would only be able to proceed against the entity in which we have an interest, and not the assets owned by the entity. If we invest in preferred securities, in most cases we will have no recourse against an issuer for a failure to pay stated dividends; rather, unpaid dividends typically accrue and the preferred stockholders maintain a liquidation preference in the event of a liquidation of the issuer of the preferred securities. An issuer may not have sufficient assets to satisfy any liquidation preference to which we may be entitled. As a result, we may not recover some or all of our investments in preferred equity securities in particular and in equity securities in general.

Investments in equity securities are also subject to risks of: (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates,

(iii) subordination to the prior claims of banks and other lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to redeem our investment and cause us to reinvest premature redemption proceeds in lower yielding assets, and (v) the declining creditworthiness and potential for insolvency of the issuer of such securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding securities and the ability of the issuers thereof to repay principal and interest or make dividend payments.

Investments in subordinated RMBS and CMBS are generally in the “second loss” position and therefore subject to increased risk of losses.

In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the “first loss” subordinated security holder and then by the “second loss” subordinated security holder. Our investments in subordinated RMBS and CMBS will be generally in the “second loss” position and therefore may be subject to losses. In the event of default and the exhaustion of any collateral, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgage loans underlying mortgage-backed securities to make principal and interest payments may be impaired. In this event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities. As of June 30, 2006, the combined company, after giving effect to the merger as if the merger had been completed as of such date, had investments in subordinated RMBS and CMBS of approximately $1.3 billion or 34% of total assets.

Investments in mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

Although we have not yet done so, we may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income producing real property because the investment may become unsecured as a result of foreclosure by the senior lender or may be secured only by an equity interest in the borrower and not any real property. In the event of a bankruptcy of the entity providing the pledge of our ownership interests as security, we may not have full recourse to the assets of the entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

Catastrophic losses and the lack of availability of reinsurance could adversely affect our investments in TruPS issued by insurance companies.

The insurance companies that issue the TruPS and in which we invest are exposed to policy claims arising out of catastrophes. Catastrophes may be caused by various events, including hurricanes, earthquakes and floods and may also include man-made catastrophes such as terrorist activities. The frequency and severity of catastrophes are inherently unpredictable. Claims resulting from catastrophic events could materially reduce the profitability or harm the financial condition of the insurance companies which issue the TruPS in which we invest, and could cause one or more of such insurance companies to default on the payment of distributions of such TruPS. Payments under these TruPS are subordinated to policy claim payments owed by these insurance companies. In addition, the ability of insurance companies to manage this risk may depend, in part, upon their ability to obtain catastrophe reinsurance, which may not be available at commercially acceptable rates in the future.

The borrowers under leveraged loans in which we invest will include privately owned mid-sized companies, which present a greater risk of loss than loans to larger companies.

Compared to larger, publicly owned firms, these companies generally also have more limited access to capital and higher funding costs and may be in a weaker financial position. Accordingly, advances made to these types of borrowers entail higher risks than advances made to companies which are able to access traditional credit sources.

Numerous factors may affect a borrower’s ability to make scheduled payments on our loan, including the failure to meet our business plan or a downturn in our industry. In part because of their smaller size, our borrowers may:

•	experience significant variations in operating results;

•	have narrower product lines and market shares than their larger competitors;

•	be particularly vulnerable to changes in customer preferences and market conditions;

•	be more dependent than larger companies on one or more major customers, the loss of which could materially impair their business, financial condition and prospects;

•	face intense competition, including from companies with greater financial, technical, managerial and marketing resources;

•	depend on the management talents and efforts of a single individual or a small group of persons for their success, the death, disability or resignation of whom could materially harm the client’s financial condition or prospects;

•	have less skilled or experienced management personnel than larger companies; or

•	do business in regulated industries, such as the healthcare industry, and could be adversely affected by policy or regulatory changes.

Accordingly, any of these factors could impair a borrower’s cash flow or result in other events, such as bankruptcy, which could limit that borrower’s ability to repay our obligations to us, and may lead to losses in our investment portfolio and a decrease in our revenues, net income and assets, which may result in reduced earnings and negatively affect the cash available for distribution to our stockholders.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and the uncertainty of foreign laws and markets.

We may purchase securities denominated in foreign currencies. We expect that our exposure, if any, would be principally to the British pound, the Euro and the Canadian dollar. A change in foreign currency exchange rates may have an adverse impact on returns on our non-dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations, which may result in reduced earnings and negatively affect the cash available for distribution to our stockholders.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

Part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in certain circumstances such as the early termination of a derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities we are contractually owed under the terms of the derivative agreement. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in our results of operations and our ability to fund these obligations would depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could adversely impact our financial condition.

Our due diligence may not reveal all of an entity’s liabilities and may not reveal other weaknesses in their business.

Before originating an investment for, or making an investment in, an entity, we will rely on our manager to assess the strength and skills of the entity’s management and other factors that we believe will determine the success of the investment. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. These due diligence processes may not uncover all relevant facts, which could result in losses to us.

Regulatory and Legal Risks of Our Business

Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely effect our results of operations.

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(l)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(l) or Section 3(c)(7) of the Investment Company Act. Because we are organized as a holding company that conducts our businesses primarily through majority-owned subsidiaries, the securities issued to us by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(l) or 3(c)(7) of the Investment Company Act, together with any other “investment securities” we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through these subsidiaries.

The determination of whether an entity is a majority-owned subsidiary of ours is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies, including CDO issuers, in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary of ours and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies, including collateralized debt obligation, or CDO issuers, as majority-owned subsidiaries, we would need to adjust our investment strategy and invest our assets in order to continue to pass the 40% test. Any such adjustment in our investment strategy could have a material adverse effect on us.

A majority of our subsidiaries are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder with respect to the assets in which they can invest to avoid being regulated as an investment company. For instance, our subsidiaries that issue CDOs generally will rely on Rule 3a-7, an exemption from the Investment Company Act provided for certain structured financing vehicles that pool income-producing assets and issue securities backed by those assets. Such structured financings may not engage in portfolio management practices resembling those employed by mutual funds. Accordingly, each of our CDO subsidiaries that rely on Rule 3a-7 is subject to an indenture which contains specific guidelines and restrictions limiting the discretion of the CDO issuer and our manager. In particular, the indentures prohibit the CDO issuer from acquiring and disposing of assets primarily for the purpose of recognizing gains or decreasing losses resulting from market value changes. Certain sales and purchases of assets, such as dispositions of collateral that has gone into default or is at risk of imminent default, may be made so long as the CDOs do not violate the guidelines contained in the indentures and are not based primarily on changes in market value. The proceeds of permitted dispositions may be reinvested in collateral that is consistent with the credit profile of the CDO under specific and predetermined guidelines. In addition, absent obtaining further guidance from the SEC, substitutions of assets may not be made solely for the purpose of enhancing the investment returns of the holders of the equity securities issued by the CDO issuer. As a result of these restrictions, our CDO subsidiaries may suffer losses on their assets and we may suffer losses on our investments in our CDO subsidiaries.

Our subsidiaries that hold real estate assets (i.e., Alesco Loan Holdings Trust) rely on the exemption from registration provided by Section 3(c)(5)(C) of the Investment Company Act. In order to qualify for this exemption, at least 55% of a subsidiary’s portfolio must be composed of mortgages and other liens on and interests in real estate (collectively, “qualifying assets”) and at least 80% of the subsidiary’s portfolio must be composed of real estate-related assets. Qualifying assets include mortgage loans, mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and other interests in real estate. Accordingly, these restrictions will limit the ability of these subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, unsecured debt and preferred securities issued by REITs and real estate companies or in assets not related to real estate. As of the date of this prospectus, Alesco Loan Holdings Trust’s assets consist exclusively of whole-residential mortgage loans to which we have legal title. To the extent Alesco Loan Holdings Trust or another subsidiary of ours invests in other types of assets such as RMBS, CMBS and mezzanine loans, we will not treat such assets as qualifying assets for purposes of determining the subsidiary’s eligibility for the exemption provided by Section 3(c)(5)(C) unless such treatment is consistent with the guidance of the SEC as set forth in no-action letters, interpretive guidance or an exemptive order.

As of the date of this prospectus, two of our subsidiaries, Alesco TPS Holdings LLC and Alesco Holdings Ltd., are currently relying on the exemption provided under Section 3(c)(1), and therefore, our ownership interests in these subsidiaries are deemed to be investment securities for purposes of the 40% test. We must monitor our holdings in Alesco TPS Holdings LLC and Alesco Holdings Ltd. and any future subsidiaries relying on the exemptions provided under Section 3(c)(1) or 3(c)(7) to ensure that the value of our investment in such subsidiaries, together with any other investment securities we may own, does not exceed 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

If the combined value of the investment securities issued by our subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, we may be deemed to be an investment company. If we fail to maintain an exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required either (a) to change substantially the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price of our common stock. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters and our manager will have the right to terminate our management agreement.

We have not received a no-action letter from the SEC regarding whether our investment strategy complies with the exclusion from regulation under the Investment Company Act that we are relying upon. To the extent that the SEC provides more specific or different guidance regarding, for example, the treatment of assets as qualifying assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen, which could have a material adverse effect on our operations.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Risks Related to Our Organization and Structure

Our charter and Maryland law may defer or prevent a takeover bid or change in control.

Certain provisions of our charter and Maryland law may defer or prevent unsolicited takeover attempts or attempts to change our board of directors. These provisions include a general limit on any holder beneficially owning more than 9.8% of our outstanding shares.

The ownership limitation may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To assist us in preserving our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value of our outstanding shares of any class or series of capital stock.

The ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of our shares might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our charter does not permit ownership in excess of 9.8% of the shares in value of any class or series of our stock, and attempts to acquire shares of any class or series of our stock in excess of the 9.8% limit without prior approval from our board of directors may be void, and could result in the shares being automatically transferred to a charitable trust.

Our charter prohibits beneficial or constructive ownership by any person of more than 9.8% of the aggregate value of the outstanding shares of any class or series of our stock. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of any class or series of our stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the shares of any class or series of our stock, and thus be subject to the ownership limitations. Any attempt to own or transfer shares of our stock in excess of the ownership limit without the consent of the board of directors may be void, and could result in the shares being automatically transferred to a charitable trust.

Tax Risks

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

We believe that we have been organized and operate in a manner that allows us to qualify as a REIT for U.S. federal income tax purposes.

To continue to qualify as a REIT, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our shares. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our investment performance.

In particular, at least 75% of our assets at the end of each calendar quarter must consist of real estate assets, government securities, cash and cash items. For this purpose, “real estate assets” generally include interests in real property, such as land, buildings, leasehold interests in real property, stock of other entities that qualify as REITs, interests in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular or residual interests in a Real Estate Mortgage Investment Conduit, or a REMIC. In addition, the amount of securities of a single issuer, other than a TRS, that we hold must generally not exceed either 5% of the value of our gross assets or 10% of the vote or value of such issuer’s outstanding securities.

Certain of the assets that we hold or intend to hold, including TruPS, leveraged loans and equity interests in CDOs or CLOs that hold TruPS or leveraged loans, are not qualified and will not be qualified real estate assets for purposes of the REIT asset tests. RMBS and CMBS securities should generally qualify as real estate assets. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property, those securities are likely not qualifying real estate assets for purposes of the REIT asset tests.

We generally will be treated as the owner of any assets that collateralize CDO or CLO transactions to the extent that we retain all of the equity of the securitization vehicle and do not make an election to treat such securitization vehicle as a TRS, as described in further detail below. As a result of the merger, we acquired all of the equity of additional CDO or CLO vehicles and intend to treat such CDO or CLO vehicles in the foregoing manner.

As noted above, in order to comply with the REIT asset tests and 75% gross income test, at least 75% of our assets and 75% of our gross income must be derived from qualifying real estate assets, whether or not such assets would otherwise represent our best investment alternative. For example, since neither TruPS, leveraged loans nor equity in corporate entities we create to hold TruPS or leveraged loans are qualifying real estate assets, we must hold substantial investments in other qualifying real estate assets, including RMBS and CMBS which may have lower yields than TruPS.

It may be possible to reduce the impact of the REIT asset and gross income requirements by holding certain assets through our TRSs, subject to certain limitations as described below.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including any mortgage loans, held in inventory or primarily for sale to customers in the ordinary course of business. The prohibited transaction tax may apply to any sale by us of assets to a CDO or CLO and to any sale by us of CDO or CLO securities and therefore may limit our ability to sell assets to or equity in CDOs, CLOs and other assets.

It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO and CLO transactions through our TRSs, subject to certain limitations as described below. To the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full U.S. federal corporate income tax.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of securities in which we invest, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate level tax.

When purchasing securities, we have relied and may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and also to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing CDO and CLO equity, we have relied and may rely on opinions or advice of counsel regarding the qualification of the CDO or CLO for exemption from U.S. corporate income tax and the qualification of interests in such CDO or CLO as debt for U.S. federal income tax purposes. The inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Certain financing activities may subject us to U.S. federal income tax and increase the tax liability of our stockholders.

We have and may continue to enter into transactions that result in us or a portion of our assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, we have and may continue to securitize RMBS or CMBS assets that we acquire and such securitizations will likely result in us owning interests in a taxable mortgage pool. We may enter into such transactions at the REIT level. We are taxed at the highest corporate income tax rate on a portion of the income, referred to as “excess inclusion income,” arising from a taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” We expect that disqualified organizations own our shares. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, will bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. As a result of the merger, we acquired all of the equity of Kleros Real Estate CDO I, a Cayman corporation, which is also likely to be treated as a taxable mortgage pool.

A regulated investment company or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

In addition, if we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a regulated investment company or common trust fund, or other pass-through entity, our allocable share of our excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that a significant portion of our income may be considered excess inclusion income. Finally, if we fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate tax return.

Additionally, we may currently include into income interest accrued on debt instruments. To the extent this interest is from debt instruments in default, we may have increased taxable income without corresponding cash flow available for distribution.

We may lose our REIT qualification or be subject to a penalty tax if the Internal Revenue Service, or the IRS, successfully challenges our characterization of income from our foreign TRSs.

We likely will be required to include in our income, even without the receipt of actual distributions, earnings from our foreign TRSs, including from our equity investments in CDOs and CLOs which hold TruPS and leveraged loans. We intend to treat certain of these income inclusions as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. The provisions that set forth what income is qualifying income for purposes of the 95% gross income test provide that gross income derived from dividends, interest and certain other enumerated classes of passive income qualify for purposes of the 95% gross income test. Income inclusions from equity investments in our foreign TRSs are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes, and there is no other clear precedent with respect to the qualification of such income. However, based on advice of counsel, we intend to treat such income inclusions, to the extent distributed by a foreign TRS in the year accrued, as qualifying income for purposes of the 95% gross income test. Nevertheless, because this income does not meet the literal requirements of the REIT provisions, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income was determined not to qualify for the 95% gross income test, we would be subject to a penalty tax with respect to such income to the extent it and our other nonqualifying income exceeds 5% of our gross income and/or we could fail to qualify as a REIT. See “U.S. Federal Income Tax Considerations.” In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in our foreign TRSs to ensure that the income recognized by us from our foreign TRSs or such other corporations does not exceed 5% of our gross income, or cease to qualify as a REIT.

The ability to utilize TRSs will be limited by our qualification as a REIT, which may, in turn, negatively affect our ability to execute our business plan and to make distributions to our stockholders.

Overall, no more than 20% of the value of a REIT’s assets may consist of securities of one or more TRSs. We expect to continue to own interests in TRSs, particularly in connection with our CDO and CLO transactions involving TruPS and leveraged loans. However, our ability to hold TruPS and leveraged loans, as well as CDOs and CLOs that are structured as TRSs, will be limited, which may adversely affect our ability to execute our business plan and to make distributions to our stockholders.

The failure of a loan subject to a repurchase agreement or a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

We have entered into and we intend to continue to enter into sale and repurchase agreements under which we nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we have been and will be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

In addition we may acquire mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if its meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the

REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may acquire mezzanine loans that may not meet all of the requirements for reliance on this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, we could fail to qualify as a REIT.

If we fail to qualify as a REIT, our dividends will not be deductible, and we will be subject to corporate level tax on our net taxable income. This would reduce the cash available to make distributions to our stockholders and may have significant adverse consequences on the value of our shares.

We have been organized and operated and will continue to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions, for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may also affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and sources of our gross income. Also, we must make distributions to stockholders aggregating annually at least 90% of our net income, excluding net capital gains. We have earned income the qualification of which may be uncertain for purposes of the REIT gross income tests due to a lack of authority directly on point. No assurance can be given that we have been or will continue to be successful in operating in a manner that will allow us to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

If we fail to qualify as a REIT or lose our qualification as a REIT at any time, we will face serious tax consequences that would substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year of our disqualification.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our U.S. stockholders, as defined under the caption “U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders,” who are taxed at individual tax rates would be taxed on our dividends at long-term capital gains rates through 2010 and that our corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Internal Revenue Code. Finally, if we fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate income tax return. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital and would adversely affect the value of our shares.

We will have to pay some taxes and may be subject to others, which may reduce the cash available for distribution to our stockholders.

Even if we qualify as a REIT for U.S. federal income tax purposes, we are required to pay some U.S. federal, state and local taxes on our income and property. We also are subject to a 100% penalty tax on certain amounts if the economic arrangements among us and our TRSs are not comparable to similar arrangements among unrelated parties or if we receive payments for inventory or property held for sale to customers in the ordinary course of business. In addition, under certain circumstances we could be subject to a penalty tax if we fail to meet certain REIT requirements but nonetheless maintain our qualification as a REIT. For example, we may be required to pay a penalty tax with respect to certain income we earned in connection with our equity investments in CDO or CLO entities owning TruPS and leveraged loans in the event such income is determined not to be qualifying income for purposes of the REIT 95% gross income test but we are otherwise able to remain qualified as a REIT. To the extent that we are required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to our stockholders.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we are subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% of our undistributed taxable income from prior years.

We have distributed and will continue to distribute our net income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is no requirement that our domestic TRSs distribute their after-tax net income to us and such TRSs that we form may, to the extent consistent with maintaining our qualification as a REIT, determine not to make any current distributions to us. However, our foreign TRSs, such as TRSs that we formed in connection with CDOs and CLOs, are and will generally be deemed to distribute their earnings to us on an annual basis for U.S. federal income tax purposes, regardless of whether such TRSs actually distribute their earnings. These deemed distributions will be included as income for purposes of the foregoing distribution requirements.

Our taxable income may substantially exceed our net income as determined by GAAP because, for example, expected capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we have invested and may invest in assets including the equity of CDO and CLO entities that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as “phantom income.” Although some types of phantom income are excluded to the extent they exceed 5% of our net income in determining the 90% distribution requirement, we may incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax in that year.

If our CDOs that are foreign TRSs are subject to U.S. federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and that they would have available to pay their creditors.

Our CDOs and CLOs organized to hold TruPS and leveraged loans, including those acquired as a result of the merger, are typically organized as Cayman Islands companies. There is a specific exemption from U.S. federal income tax for non-U.S. corporations that restricts their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent located in the United States. Our foreign CDOs and CLOs that are TRSs rely on that exemption or otherwise operate in a manner so that they are not subject to U.S. federal income tax on their net income at the entity level. If the IRS were to succeed in challenging this tax treatment, it could greatly reduce the amount that those CDOs would have available to distribute to us and to pay to their creditors.

Although our use of TRSs may be able to partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs is limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Domestic TRSs that we have formed, including for purposes of entering into our TruPS and leveraged loan warehouse facilities, will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but are not required to be distributed to us. We anticipate that the aggregate value of the securities of these TRSs, together with the securities we may hold in our other TRSs, will continue to be less than 20% of the value of our total assets (including our TRS securities). Furthermore, we monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of a REIT’s assets may consist of TRS securities (which is applied at the end of each calendar quarter). In addition, we scrutinize all of our transactions with our TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. The value of the securities that we hold in our TRSs may not be subject to precise valuation. Accordingly, there can be no assurance that we have complied or will be able to continue to comply with the 20% limitation discussed above or avoid application of the 100% excise tax discussed above.

Our ability to satisfy the income and asset tests applicable to REITs depends on the nature of our assets, the sources of our income, and factual determinations, including the value of the real property underlying our loans.

As a REIT, 75% of our assets must consist of specified real estate related assets and other specified types of investments, and 75% of our gross income must be earned from real estate related sources and other specified types of income. If the value of the real estate securing each of our loans, determined at the date of acquisition of the loans, is less than the highest outstanding balance of the loan for a particular taxable year, then a portion of that loan will not be a qualifying real estate asset and a portion of the interest income will not be qualifying real estate income. Accordingly, in order to determine the extent to which our loans constitute qualifying assets for purposes of the REIT asset tests and the extent to which the interest earned on our loan constitutes qualifying income for purposes of the REIT income tests, we need to determine the value of the underlying real estate collateral at the time we acquire each loan. Although we seek to be prudent in making these determinations, no assurance can be given that the IRS might not disagree with our determinations and assert that a lower value is applicable, which could negatively impact our ability to qualify as a REIT. These considerations also might restrict the types of loans that we can make in the future. In addition, the need to comply with those requirements may cause us to acquire other assets that qualify as real estate that are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our shares.

The maximum U.S. federal income tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates is 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 35% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our shares.

We have not established a minimum dividend payment level and we may not have the ability to pay dividends in the future.

We have made and will make distributions to our stockholders, if authorized by our board of directors and declared by us, in amounts such that all or substantially all of our net taxable income each year, subject to certain adjustments and limitations, is distributed. We have not established a minimum dividend payment level, and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions are made at the discretion of our board of directors and depend on our earnings, our financial condition, maintenance of our REIT qualification and such other factors as our board of directors deems relevant from time to time. We cannot assure you that we will be able to make distributions in the future.